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                                                                    Exhibit 99.3






                          CONSENT OF FINANCIAL ADVISOR


         We hereby consent to the use in this Registration Statement on form S-4 of our letter to the Board of Directors of PAXAR Corporation included as Annex B to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letters and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           WHEAT, FIRST SECURITIES, INC.
                                           /s/ Wheat, First Securities, Inc.


Richmond, Virginia
Date: September 23, 1997